Exhibit 23.1

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this S-8 Registration Statement of our report dated January 30, 2003 on our audit of the consolidated financial statements of Camden National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 and to all references to our Firm included in this S-8 Registration Statement.

Berry, Dunn, McNeil and Parker

Portland, Maine

June 24, 2003